Exhibit 99.1

Glori Energy Reports Third Quarter 2016 Operating and Financial Results

HOUSTON, Nov. 10, 2016 /PRNewswire/ -- Glori Energy Inc. (OTCQB: GLRI), an oil production company with a proprietary technology to increase oil recovery, today reported financial and operating results for the three and nine months ended September 30, 2016.

  Net loss for the quarter of $2.5 million, or a loss of $0.08 per common share, which includes the impact of a $605,000 unrealized loss on commodity derivatives, versus net loss of $1.3 million, or a loss of $0.04 per common share in the 2015 quarter, which included the impact of a $1.8 million unrealized gain on commodity derivatives.
  Adjusted net loss for the quarter of $1.9 million, or a loss of $0.06 per common share, a 39% improvement versus an adjusted net loss of $3.1 million, or a loss of $0.10 per common share in the year-earlier quarter.
  Adjusted EBITDA of a negative $748,000 in the quarter, compared to a negative $968,000 in the third quarter of 2015.

Financial Results

Total revenues for the third quarter were $1.1 million, down from $2.0 million in the prior-year period due to the decline in oil prices, lower oil production and the absence of AERO Services Segment project revenues.

Oil and Gas Segment revenues decreased to $1.1 million from $1.7 million in the third quarter of 2015, reflecting a 2% decrease in average oil prices received and a 34% decrease in oil and gas volumes sold. The decrease in production is primarily due to shutting in certain uneconomic wells in the current low oil price environment in the Coke Field to reduce lease operating expenses beginning in March.

The Company did not generate revenues from the AERO Services Segment in the third quarter, as compared to service revenues of $281,000 in the prior-year quarter. This is the result of the decreased level of E&P industry spending on new projects due to the sharp drop in oil prices and due to Glori's increased focus on its Oil and Gas Segment activities.

Reported net loss was $2.5 million, or a loss of $0.08 per common share, which includes the impact of a $605,000 unrealized loss on commodity derivatives. This compares to a reported third quarter 2015 net loss of $1.3 million, or a loss of $0.04 per common share, which included the impact of a $1.8 million unrealized gain on commodity derivatives. Excluding the impact of the unrealized commodity derivatives, adjusted net loss for the third quarter 2016 was $1.9 million, or a loss of $0.06 per common share, a 39% improvement from the adjusted net loss in the third quarter of 2015 of $3.1 million, or a loss of $0.10 per common share. The reduced net loss was driven by a 43% decline in overall operating expenses between the periods. (See the accompanying reconciliation of net loss to adjusted net loss excluding special items.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("Adjusted EBITDA") for the third quarter was a negative $748,000, compared to a negative $968,000 for the third quarter of 2015. (See the accompanying reconciliation of net loss to adjusted EBITDA.)

Kevin Guilbeau, Executive Co-Chairman and Interim Chief Executive Officer of Glori Energy, said, "The sequential improvement in our third-quarter adjusted net loss reflects our ongoing cost reduction initiatives and the impact of shutting in wells in the Coke Field in the first quarter that were not profitable to operate in this lingering low commodity price environment. These initiatives allowed us to cut our third quarter oil and gas operating expenses by more than 40% versus a year ago, and our Coke Field remains cash flow positive despite lower production levels. In order to further reduce our negative cash flow from operations, we took additional steps in October to reduce our costs company-wide.

"Although oil prices have rebounded somewhat from earlier in the year, we remain focused on managing operating expenses and diligently conserving cash to ensure we have the liquidity and optionality needed to continue our Phoenix initiative. As part of this initiative, we are systematically acquiring a non-producing oil field, through low-cost leasing, that we believe has a significant quantity of remaining oil in place. We plan to implement a waterflood operation in combination with our AERO technology to recover a large portion of the reserves left behind.

"In order to be able to fund our operations and execute on the Phoenix project, we are having active discussions with existing investors for a corporate-level capital raise. We are optimistic that we will be able to finalize the terms for this additional funding soon. In October, we also engaged an investment banking firm to assist us in raising capital at the project-level to fund our first Phoenix field. We are encouraged by the feedback received thus far about this project and the potential investor interest.

"We are also continuing discussions with the U.S. Department of Energy regarding a loan guarantee that would enable us to fund these Phoenix projects. We cannot predict the ultimate outcome of our application for DOE financing, but in the meantime, as I mentioned earlier, we are aggressively pursuing other financing options that will enable us to meet our capital needs and resume the growth of our Oil and Gas Segment operations," Mr. Guilbeau concluded.

Oil and Gas Segment

Revenues from oil, condensate and natural gas decreased to $1.1 million in the third quarter of 2016 from $1.7 million in the prior-year period. Average daily production was 301 net barrels of oil equivalent per day ("BOE/D"), of which 95% was from oil and condensate. Average realized oil price was $41.77 per barrel. After the effect of oil swap settlements, oil price per barrel was approximately $69.42.

Total production in the third quarter of 2016 was 27,688 BOE, a decrease of 4.5% from second quarter 2016 production, primarily due to production down-time due to periodic field maintenance. Third quarter 2015 production was 483 net BOE/D, with an average realized oil price of $42.44. Total oil production in the third quarter of 2016 decreased versus a year ago due primarily to shutting in certain uneconomic wells in order to reduce operating expenses. Including the effect of oil swap settlements, average realized price was $64.18 in the third quarter of 2015.

We are continuing to closely monitor the impact of the three AERO system injection wells on the Coke Field, but we believe more time is needed to be able to reach definitive conclusions. We will continue to closely evaluate field production while carefully managing field expenses.

Oil and gas expenses in the third quarter of 2016 were $1.5 million, a decrease of 42% compared to $2.5 million in the third quarter of 2015. Overhead expenses decreased $186,000, or 38%, due to decreases in salaries and benefits resulting from a lower headcount. Lease operating expenses ("LOE") decreased by a net $698,000 due to lower expenses in the Coke Field resulting from cost reduction efforts and to the impact of the sale of the Etzold Field in July 2015. The overall decrease in oil and gas operating expenses also included a decrease of $29,000 in severance taxes due to sustained lower oil prices and decreased revenues, and a decrease of $56,000 due to an adjustment to the annualized estimate of the 2016 period tax assessment.

For the third quarter of 2016, we had price swap derivatives in place covering approximately 74% of our oil and condensate production. We continue to maintain swaps covering a portion of estimated future production for 2016, and we have costless collars (a combination of put and call options to sell and buy oil) to cover a portion of our estimated future production in the first half of 2017.

Our commodity swaps resulted in a net gain of $132,000 in the third quarter of 2016, compared to a net gain on commodity derivatives of $2.6 million in the 2015 period. The commodity derivative gain for the most recent quarter consisted of a $605,000 unrealized loss on the change in fair value of future settlements due to inter-month increases in NYMEX oil futures prices, which was offset by a $737,000 realized gain on price swap settlements. In the 2015 period, the commodity derivative gain consisted of a $1.8 million unrealized gain on the change in fair value of future settlements and an $878,000 realized gain on price swap settlements.

Glori has oil derivative contracts for 6,550 barrels per month at $82.46 per barrel through December 31, 2016, and costless collars for the first six months of 2017 with a floor of $42.50 per barrel and a ceiling of $55.60 per barrel for 100 barrels of oil per day.

AERO Services Segment

The AERO Services Segment did not generate revenues in the third quarter of 2016, compared with revenues of $281,000 in the year-earlier quarter. In response to the significant decrease in the number of new projects due to spending reductions by our exploration and production customers and prospects, AERO Services operating expenses decreased 20% to $316,000 in the third quarter of 2016 compared to $395,000 in the same period in 2015, primarily due to the completion of existing projects and overall segment expense reductions.

Other Expenses

Science and technology expenses decreased 37% to $268,000 from $425,000 a year ago, primarily due to lower payroll and benefits expense resulting from our lower headcount, reduced patent-related legal fees, and lower AERO Service Segment project-related travel and laboratory expenses.

Selling, general and administrative ("SG&A") expense decreased 37% to $812,000 in the third quarter of 2016, compared to $1.3 million in the prior-year period, primarily due to cost cutting measures in salaries, benefits, travel and certain other back office expenses, including a reduction in fees paid to the Board of Directors.

Depreciation, depletion and amortization decreased 61% to $479,000 from $1.2 million in the third quarter of 2015. This was primarily due to the December 2015 asset value impairments of the Coke and Bonnie View fields as a result of the oil price decline and to lower production volumes as a result of shutting in or reducing flow rates for certain uneconomic wells.

Interest expense decreased by $93,000 year-over-year, or 19%, to $390,000 as a result of a reduction of debt.

Liquidity

At September 30, 2016, Glori had a working capital deficit of $8.4 million, down from positive working capital of $9.5 million at December 31, 2015. The working capital deficit resulted primarily from the classification of our $10.0 million term loan as a current liability, since it matures in March 2017.

Cash decreased from $8.4 million at December 31, 2015 to $1.7 million at September 30, 2016 due to net cash used in operating activities of $4.2 million, capital expenditures of $1.5 million and cash used in financing activities of $947,000, principally for the repayment of debt. A majority of the capital expenditures in 2016 were associated with implementing Phase II of our AERO System technology at the Coke Field in March.

Subject to our ability to obtain new financing, Glori's goal is to acquire and redevelop previously abandoned oil fields and to capture significant economic quantities of oil that have been left behind by the industry. As a result of the decreased oil prices and market conditions, the Company is not currently generating positive cash flow from operations. During the fourth quarter, Glori will need to raise additional capital to fund operations.

The significant risks, uncertainties, significant working capital deficit, historical operating losses and resulting cash used in operations raise substantial doubt about the Company's ability to continue as a going concern. For more information, see "Note 3 - Liquidity Considerations and Ability to Continue as a Going Concern" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

As previously reported, GLRI common shares commenced trading on the OTCQB market on September 30, 2016. Investors can view real-time best bid and ask quotes for "GLRI" at http://www.otcmarkets.com/stock/GLRI/quote and via most financial websites.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes," "expects," "anticipates," "intends," "estimates," "projects," "predicts," "potential," "target," "goal," "plans," "objective," "should," "could," "will," or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, models, including the ROF models, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: our ability to continue as a going concern; the adequacy of the Company's capital to fund its ongoing operations; the risk that any projections, including models, earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; the continued decline in oil prices and the sustained low oil price environment; the efficacy of changes in oil fields acquired or treated by us; competition and competitive factors in the markets in which Glori operates; Glori's ability to repay or refinance its $10.0 million term loan in March 2017; the successful development of the Phoenix initiative, including our ability to acquire non-producing oilfields through low-cost leasing; our ability recover a large portion of the oil reserves via waterflood; the expected cost of recovering oil using the AERO System, demand for Glori's AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world's reservoirs that are suitable for the AERO System; Glori's ability to create positive cash flows; the advantages of the AERO System and our refinements thereto compared to other enhanced oil recovery methods; Glori's ability to develop and maintain positive relationships with its customers and prospective customers; and such other factors as are discussed in Item 1A "Risk Factors" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the 2016 fiscal year and our subsequent Quarterly Reports on Form 10-Q for 2016. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori's filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact
Victor M. Perez
Chief Financial Officer
713-237-8880
ir@glorienergy.com

Investor Relations Counsel
Lisa Elliott/ Anne Pearson
Dennard-Lascar Associates
713-529-6600
lelliott@DennardLascar.com
apearson@DennardLascar.com

(Financial Statements Follow)

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2016	2015	2016
	(Unaudited)		(Unaudited)
Revenues:
Oil and gas revenues	$ 1,738	$ 1,119	$ 5,874	$ 3,306
Service revenues	281	-	1,344	246
Total revenues	2,019	1,119	7,218	3,552

Operating expenses:
Oil and gas operations	2,539	1,462	7,431	4,593
Service operations	395	316	1,450	802
Science and technology	425	268	1,528	911
Selling, general and administrative	1,297	812	4,549	3,633
Depreciation, depletion and amortization	1,230	479	3,337	1,481
Total operating expenses	5,886	3,337	18,295	11,420

Loss from operations	(3,867)	(2,218)	(11,077)	(7,868)

Other income (expense):
Interest expense	(483)	(390)	(1,728)	(1,125)
Gain (loss) on commodity derivatives	2,628	132	3,017	(150)
Other income (expense)	422	(1)	417	12
Total other income (expense), net	2,567	(259)	1,706	(1,263)

Net loss before taxes on income	(1,300)	(2,477)	(9,371)	(9,131)

Income tax expense (benefit)	3	-	(168)	(6)

Net loss	$ (1,303)	$(2,477)	$ (9,203)	$(9,125)

Net loss per common share, basic and diluted	$ (0.04)	$ (0.08)	$ (0.29)	$ (0.28)

Weighted average common shares outstanding, basic and diluted	31,845	32,116	31,738	32,056

Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2015	September 30, 2016
ASSETS		(Unaudited)
Current assets:
Cash and cash equivalents	$ 8,380	$ 1,715
Accounts receivable	1,456	724
Commodity derivatives	3,411	638
Prepaid expenses and other current assets	314	275
Total current assets	13,561	3,352

Property and equipment:
Proved oil and gas properties - successful efforts	48,454	49,805
Other property and equipment	6,439	6,393
	54,893	56,198

Less: accumulated depreciation, depletion and amortization	(47,578)	(48,797)
Total property and equipment, net	7,315	7,401

Deferred charges	-	340
Deferred tax asset	1,161	-
Total assets	$ 22,037	$ 11,093

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 1,430	$ 723
Accrued expenses	1,180	1,145
Current portion of long-term debt shown net of unamortized deferred loan costs of $191 and $101 as of December 31, 2015 and September 30, 2016, respectively	289	9,925
Current deferred tax liability	1,161	-
Total current liabilities	4,060	11,793

Long-term liabilities:
Long-term debt, less current portion shown net of unamortized deferred loan costs of $36 as of December 31, 2015	10,009	35
Asset retirement obligation	1,457	1,470
Total long-term liabilities	11,466	1,505
Total liabilities	15,526	13,298

Stockholders' equity:
Preferred stock, $.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of December 31, 2015 and September 30, 2016	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized, 31,861,357 and 32,115,998 shares issued and outstanding as of December 31, 2015 and September 30, 2016, respectively	3	3
Additional paid-in capital	106,934	107,343
Accumulated deficit	(100,426)	(109,551)
Total stockholders' equity	6,511	(2,205)
Total liabilities and stockholders' equity	$ 22,037	$ 11,093

Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30
	2015	2016
	(Unaudited)
Cash flows from operating activities:
Net loss	$ (9,203)	$(9,125)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	3,337	1,481
Exploration expenses	102	-
Stock-based compensation	1,105	409
Bad debt expense	36	66
Amortization of deferred loan costs	248	166
Accretion of end-of-term charge	40	-
Unrealized (gain) loss on change in fair value of commodity derivatives	(368)	2,773
Settlement of asset retirement obligations	-	(27)
Non-cash increase in debt (paid-in-kind interest)	-	103
Accretion of discount on long-term debt	28	-
Loss on disposal of property and equipment	71	138
Non-cash gain on the sale of Etzold	(347)	-
Changes in operating assets and liabilities:
Accounts receivable	107	665
Prepaid expenses and other current assets	(32)	39
Accounts payable	(1,555)	(707)
Deferred revenues	(653)	-
Accrued expenses	(619)	(169)
Net cash used in operating activities	(7,703)	(4,188)

Cash flows from investing activities:
Purchase of and additions to proved oil and gas property	(4,983)	(1,301)
Purchase of other property and equipment	(560)	(240)
Proceeds from the sale of property and equipment	-	11
Net cash used in investing activities	(5,543)	(1,530)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	52	-
Proceeds from the exercise of stock options	139	-
Payments on long-term debt	(4,335)	(567)
Payments for deferred charges and deferred loan costs	(63)	(380)
Net cash used in financing activities	(4,207)	(947)

Net decrease in cash and cash equivalents	(17,453)	(6,665)

Cash and cash equivalents, beginning of period	29,751	8,380

Cash and cash equivalents, end of period	$ 12,298	$ 1,715

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2015	2016	2015	2016

Net loss	$ (1,303)	$ (2,477)	$ (9,203)	$ (9,125)
Unrealized (gain) loss on commodity derivatives	(1,750)	605	(368)	2,774
Adjusted net loss	$ (3,053)	$ (1,872)	$ (9,571)	$ (6,351)

Adjusted net loss per share	$ (0.10)	$ (0.06)	$ (0.30)	$ (0.20)

Weighted average common shares outstanding	31,845	32,116	31,738	32,056

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2015	2016	2015	2016

Net loss	$ (1,303)	$ (2,477)	$ (9,203)	$ (9,125)
Taxes on income	3	-	(168)	(6)
Interest expense	483	390	1,728	1,125
Depreciation, depletion and amortization	1,230	479	3,337	1,481
EBITDA	$ 413	$ (1,608)	$ (4,306)	$ (6,525)

Severance liability	-	-	-	326
Unrealized (gain) loss on commodity derivatives	(1,750)	605	(368)	2,774
Exploration expenses	102	-	102	-
Write-off of abandoned assets	-	120	-	120
Stock-based compensation	267	135	1,105	409
Adjusted EBITDA	$ (968)	$ (748)	$ (3,467)	$ (2,896)